Exhibit 12

Exhibit 12
BB&T Corporation
Earnings To Fixed Charges

	For the Three Months Ended
	March 31,						For the Years Ended December 31,
	2008		2007		2007		2006		2005		2004		2003
	(Dollars in millions)
Earnings:
Income before income taxes	$629		$643		$2,570		$2,473		$2,467		$2,322		$1,617
Plus:
Fixed charges	892		959		4,068		3,233		2,029		1,232		1,306
Less:
Capitalized interest	1		1		4		2		1		-		-

Earnings, including interest on
deposits	1,520		1,601		6,634		5,704		4,495		3,554		2,923

Less:
Interest on deposits	564		647		2,620		2,137		1,252		730		756

Earnings, excluding interest on
deposits	$956		$954		$4,014		$3,567		$3,243		$2,824		$2,167

Fixed Charges:
Interest expense	$878		$946		$4,014		$3,185		$1,981		$1,199		$1,273
Capitalized interest	1		1		4		2		1		-		-
Interest portion of rent expense	13		12		50		46		47		33		33

Total Fixed Charges	$892		$959		$4,068		$3,233		$2,029		$1,232		$1,306

Less:
Interest on deposits	564		647		2,620		2,137		1,252		730		756

Total fixed charges excluding
interest on deposits	$328		$312		$1,448		$1,096		$777		$502		$550

Earnings to fixed charges:

Including interest on deposits	1.70	x	1.67	x	1.63	x	1.76	x	2.22	x	2.88	x	2.24	x

Excluding interest on deposits	2.91	x	3.06	x	2.77	x	3.25	x	4.17	x	5.62	x	3.94	x